Exhibit 99

Pfizer Reports Fourth-Quarter and Full-Year 2010 Results; Provides 2011 Financial Guidance and Updates 2012 Financial Targets

  Fourth-Quarter 2010 Revenues of $17.6 Billion; Full-Year 2010 Revenues of $67.8 Billion
  Fourth-Quarter 2010 Adjusted Diluted EPS(1) of $0.47, Reported Diluted EPS(2) of $0.36; Full-Year 2010 Adjusted Diluted EPS(1) of $2.23, Reported Diluted EPS(2) of $1.02
  Achieves Full-Year 2010 Financial Guidance; Provides Full-Year 2011 Financial Guidance
  Maintains Full-Year 2012 Adjusted Diluted EPS(1) Target; Reduces Full-Year 2012 Revenue Target
  Announces Significant Increase in Planned Share Repurchases and Significant Decrease in Planned R&D Spending

NEW YORK--(BUSINESS WIRE)--February 1, 2011--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)
	Fourth-Quarter			Full-Year
	2010	2009	Change	2010	2009	Change
Reported Revenues	$17,561	$ 16,537	6%	$ 67,809	$ 50,009	36%
Reported Net Income(2)	2,890	767	277%	8,257	8,635	(4%)
Reported Diluted EPS(2)	0.36	0.10	260%	1.02	1.23	(17%)
Adjusted Income(1)	3,770	3,825	(1%)	17,983	14,202	27%
Adjusted Diluted EPS(1)	0.47	0.49	(4%)	2.23	2.02	10%

See end of text prior to tables for notes.

Pfizer Inc. (NYSE: PFE) today reported financial results for fourth-quarter and full-year 2010. Since the acquisition of Wyeth was completed on October 15, 2009, fourth-quarter and full-year 2009 results reflect the legacy Wyeth operations from the acquisition date through Pfizer’s domestic and international year-ends (see note 17); results for all periods in 2010 reflect the legacy Wyeth operations. Fourth-quarter 2010 revenues were $17.6 billion, an increase of 6% compared with $16.5 billion in the year-ago quarter. Revenues for fourth-quarter 2010 compared with the year-ago quarter were favorably impacted by $2.3 billion, or 14%, due to legacy Wyeth products, negatively impacted by $1.2 billion, or 7%, due to legacy Pfizer products, and negatively impacted by $70 million, or 1%, due to foreign exchange. For fourth-quarter 2010, U.S. revenues were $7.2 billion, a decrease of 3% compared with the year-ago quarter. International revenues were $10.3 billion, an increase of 13% compared with the prior-year quarter, which reflected 14% operational growth partially offset by a 1% unfavorable impact of foreign exchange. U.S. revenues represented 41% of total revenues in fourth-quarter 2010 compared with 45% in the year-ago quarter, while international revenues represented 59% of total revenues in fourth-quarter 2010 compared with 55% in the year-ago quarter.

For full-year 2010, revenues were $67.8 billion, an increase of 36% compared with $50.0 billion in full-year 2009. Revenues for full-year 2010 compared with full-year 2009 were favorably impacted by $18.1 billion, or 37%, due to legacy Wyeth products, and by $1.1 billion, or 2%, due to foreign exchange, and negatively impacted by $1.4 billion, or 3%, due to legacy Pfizer products. U.S. revenues were $29.0 billion, an increase of 34% compared with full-year 2009. International revenues were $38.8 billion, an increase of 37% compared with full-year 2009, which reflected 33% operational growth and a 4% favorable impact of foreign exchange. U.S. revenues represented 43% and international revenues represented 57% of total revenues for full-year 2010, comparable with full-year 2009.

Business Revenues

Pfizer operates two distinct commercial organizations: Biopharmaceutical and Diversified. Biopharmaceutical includes the Primary Care, Specialty Care, Established Products, Emerging Markets and Oncology customer-focused units, while Diversified includes Animal Health, Consumer Healthcare, Nutrition and Capsugel.

	Fourth-Quarter(13)
					Operational
				Foreign		Legacy
($ in millions)	2010	2009(13)	Change	Exchange	Total	Pfizer

Primary Care(3)	$5,886	$6,546	(10%)	--	(10%)	(11%)
Specialty Care(4)	4,014	2,950	36%	(2%)	38%	(11%)
Established Products(5)	2,414	2,792	(14%)	--	(14%)	(10%)
Emerging Markets(6)	2,368	1,887	25%	2%	23%	3%
Oncology(7)	369	431	(14%)	(2%)	(12%)	(14%)

Biopharmaceutical	15,051	14,606	3%	(1%)	4%	(9%)

Animal Health(8)	976	901	8%	--	8%	(4%)
Consumer Healthcare(9)	758	494	53%	1%	52%	N/A
Nutrition(10)	492	191	158%	8%	150%	N/A
Capsugel(11)	207	223	(7%)	(2%)	(5%)	(5%)

Diversified	2,433	1,809	34%	1%	33%	(4%)

Other(12)	77	122	(37%)	(12%)	(25%)	(25%)

Total	$17,561	$16,537	6%	(1%)	7%	(9%)

See end of text prior to tables for notes.
N/A – Not applicable

For fourth-quarter 2010, revenues from Biopharmaceutical were $15.1 billion, an increase of 3% compared with $14.6 billion in the year-ago quarter. Operationally, revenues increased $515 million, or 4%, which included $1.6 billion, or 11%, attributable to legacy Wyeth products, primarily Premarin and Pristiq in the Primary Care unit, Enbrel and the Prevnar/Prevenar franchise in the Specialty Care unit, Protonix in the Established Products unit as well as Enbrel and the Prevenar franchise in the Emerging Markets unit, partially offset by a decline of $1.1 billion, or 8%, due to legacy Pfizer products, primarily Lipitor and Norvasc. The impact of foreign exchange on Biopharmaceutical revenues was immaterial.

Within the Biopharmaceutical units, legacy Pfizer operational performance was impacted in fourth-quarter 2010 compared with the year-ago quarter primarily by the loss of exclusivity of certain products and European pricing pressures, among other factors. Legacy Pfizer Primary Care unit revenues in fourth-quarter 2010 were negatively impacted by the loss of exclusivity of Lipitor in Canada and Spain in May 2010 and July 2010, respectively, as well as Aricept in the U.S. in November 2010. Taken together, the loss of exclusivity for these products reduced legacy Pfizer Primary Care revenues by approximately $500 million, or 8%. Additionally, legacy Pfizer Primary Care revenues were negatively impacted by Developed Europe pricing pressures and U.S. healthcare reform and positively impacted by growth from select brands, including Lyrica, Champix and Celebrex, among others, in key international markets, most notably Japan. Legacy Pfizer Specialty Care unit revenues were also negatively impacted by Developed Europe pricing pressures and U.S. healthcare reform as well as an overall decline in certain therapeutic markets. Legacy Pfizer Established Products unit revenues were mainly impacted by the loss of exclusivity of Norvasc in Canada in July 2009. Lastly, legacy Pfizer Emerging Markets unit revenues were negatively impacted by the loss of exclusivity of Lipitor in August 2010 and Viagra in June 2010, both in Brazil, as well as Emerging Europe pricing pressures, but positively impacted by growth in key markets, including China and Brazil.

For fourth-quarter 2010, revenues from Diversified were $2.4 billion, an increase of 34% compared with $1.8 billion in the year-ago quarter. This increase of $624 million was primarily attributable to legacy Wyeth products, principally Advil, Caltrate and Centrum in Consumer Healthcare and infant and toddler Nutrition products. The impact of foreign exchange on Diversified revenues was immaterial.

Reported Net Income(2) and Reported Diluted EPS(2)

For fourth-quarter 2010, Pfizer posted reported net income(2) of $2.9 billion, an increase of 277% compared with $767 million in the prior-year quarter, and reported diluted EPS(2) of $0.36, an increase of 260% compared with $0.10 in the prior-year quarter. For full-year 2010, Pfizer posted reported net income(2) of $8.3 billion, a decline of 4% compared with $8.6 billion in full-year 2009, and reported diluted EPS(2) of $1.02, a decline of 17% compared with $1.23 in full-year 2009. Fourth-quarter 2010 results were favorably impacted by revenues from legacy Wyeth products and substantially lower restructuring charges associated with the Wyeth acquisition, and negatively impacted primarily by lower revenues from legacy Pfizer products, expenses associated with the legacy Wyeth operations and an additional charge for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc. For full-year 2010, results were impacted by the aforementioned items as well as the favorable impact of foreign exchange and the unfavorable impact of impairment charges related to certain intangible assets acquired in connection with the Wyeth acquisition, higher purchase accounting adjustments and integration charges associated with the Wyeth acquisition as well as higher net interest expense primarily due to borrowings used to partially fund the Wyeth acquisition.

Additionally, in fourth-quarter 2010, Pfizer reached a settlement with the U.S. Internal Revenue Service related to issues the Company was appealing regarding the audits of the Pfizer Inc. and Pharmacia tax returns for multiple years. As a result of this settlement, the Company reduced its unrecognized tax benefits by approximately $1.4 billion in tax and approximately $600 million in interest and recorded a corresponding tax benefit to its income tax provision in fourth-quarter 2010, resulting in a favorable impact on net income.

Further, reported diluted EPS(2) in full-year 2010 was impacted by the increased number of shares outstanding in comparison with full-year 2009 resulting from shares issued to partially fund the Wyeth acquisition.

Adjusted Income(1) and Adjusted Diluted EPS(1)

Fourth-quarter 2010 adjusted income(1) was $3.8 billion, comparable with the year-ago quarter, and adjusted diluted EPS(1) was $0.47, a decrease of 4% compared with $0.49 in the year-ago quarter. For full-year 2010, Pfizer posted adjusted income(1) of $18.0 billion, an increase of 27% compared with $14.2 billion in full-year 2009, and adjusted diluted EPS(1) of $2.23, an increase of 10% compared with $2.02 in full-year 2009. Results were favorably impacted by revenues from legacy Wyeth products, and unfavorably impacted by expenses associated with the legacy Wyeth operations as well as lower revenues from legacy Pfizer products and, particularly in full-year 2010, higher net interest expense primarily due to borrowings used to partially fund the acquisition of Wyeth. For full-year 2010, results were favorably impacted by foreign exchange.

In addition, the effective tax rate on adjusted income(1) decreased to approximately 26% in fourth-quarter 2010 compared with approximately 28% in fourth-quarter 2009, and was approximately 30% in both full-year 2010 and 2009. The decrease in the effective tax rate on adjusted income(1) in fourth-quarter 2010 compared with fourth-quarter 2009 was primarily due to the extension of the U.S. research and development credit signed into law in December 2010 and the change in the jurisdictional mix of earnings in the respective periods.

Additionally, adjusted diluted EPS(1) in full-year 2010 was impacted by the increased number of shares outstanding in comparison with full-year 2009 resulting from shares issued to partially fund the Wyeth acquisition.

In fourth-quarter 2010, adjusted cost of sales(1) as a percentage of revenues was 21.5% compared with 17.5% in fourth-quarter 2009. This increase primarily reflects the change in the mix of products and businesses as a result of the Wyeth acquisition. Excluding the impact of foreign exchange, adjusted cost of sales(1) as a percentage of revenues was 20.7% in fourth-quarter 2010.

Adjusted SI&A expenses(1) were $5.7 billion in fourth-quarter 2010, an increase of 7% compared with $5.3 billion in the prior-year quarter. This increase was attributable primarily to the legacy Wyeth operations. Foreign exchange decreased fourth-quarter 2010 adjusted SI&A expenses(1) by $15 million compared with the year-ago quarter.

Adjusted R&D expenses(1) were $2.8 billion in fourth-quarter 2010, essentially flat compared with the prior-year period. This was attributable primarily to cost reductions that were offset by legacy Wyeth operations and continued investment in the late-stage development portfolio. Foreign exchange decreased fourth-quarter 2010 adjusted R&D expenses(1) by $9 million compared with the year-ago quarter.

Overall, foreign exchange increased adjusted total costs(14) by $96 million, or 1%, in fourth-quarter 2010 compared with the prior-year.

Executive Commentary

Ian Read, President and Chief Executive Officer, stated, “I am pleased with our solid financial performance again this quarter and this year despite continued challenging market conditions. Pfizer has a strong asset base across various therapeutic areas and geographies in addition to a promising late-stage product pipeline, which I believe positions us well going forward.”

“After evaluating our operating plans and capital allocation opportunities, we have adjusted our 2012 revenue target to exclude the projected contribution from future business development transactions and have reallocated funding to support an attractive, near-term opportunity to significantly increase our share repurchase activity. As announced today, the Board has authorized an additional share repurchase program for up to $5 billion, which increases our total current authorization to $9 billion. During 2011, we anticipate repurchasing approximately $5 billion of our common stock, with the remaining authorized amount available in 2012 and beyond. These repurchases are not expected to constrain our ability to continue dividend increases or to pursue bolt-on acquisitions.”

“We continue to closely evaluate our global research and development function and will accelerate our current strategies to improve innovation and overall productivity. Key steps in this process include greater focus in disease areas of greatest scientific, medical and commercial opportunity, a realigned global R&D footprint to increase our presence in key biomedical innovation hubs, and an increased level of outsourcing for services that do not drive competitive advantage for Pfizer. Furthermore, we plan to enhance internal programs that are designed to strengthen pipeline delivery and differentiated innovation. As a result of these actions, we expect to reduce adjusted R&D expenses(1) to between approximately $6.5 to $7.0 billion in 2012 compared with our previous target of $8.0 to $8.5 billion.”

“We believe that the planned increase in share repurchases and the decrease in research and development spending will serve to provide a greater degree of certainty and a more clearly defined path for us to achieve our 2012 adjusted diluted EPS(1) target of between $2.25 and $2.35.”

Mr. Read concluded, “In addition, during 2011 we expect to complete our ongoing review of the composition of our business portfolio to determine the optimal mix of businesses that we can appropriately fund and manage in order to achieve consistent growth and maximum return on investment. We believe these decisions, taken together, will continue to improve our business profile and provide both near-term and longer-term financial benefit.”

Frank D’Amelio, Chief Financial Officer, stated, “Our continued confidence in the business and our ability to meet our commitments and capitalize on near- to mid-term growth opportunities are clearly reflected in the achievement of our 2010 financial guidance, including our projected cost savings from the Wyeth integration, of which more than $2.0 billion was achieved in 2010, our 11% dividend increase announced in December 2010, our additional share repurchase program and recent business development transactions. Further, our 2011 financial guidance as well as our updated 2012 financial targets reflect our confidence to successfully navigate through challenging market conditions and significant events in the company, most notably the loss of exclusivity of Lipitor in many major markets later this year.”

2011 Financial Guidance(16)

For full-year 2011, Pfizer’s financial guidance, at current exchange rates(15), is summarized below.

Reported Revenues	$66.0 to $68.0 billion
Adjusted Cost of Sales(1) as a Percentage of Revenues	19.5% to 20.5%
Adjusted SI&A Expenses(1)	$19.2 to $20.2 billion
Adjusted R&D Expenses(1)	$8.0 to $8.5 billion
Adjusted Other (Income)/Deductions(1)	Approximately $1.0 billion
Effective Tax Rate on Adjusted Income(1)	Approximately 29%
Reported Diluted EPS(2)	$1.09 to $1.24
Adjusted Diluted EPS(1)	$2.16 to $2.26

2012 Financial Targets(16)

As previously stated, given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

The Company is updating certain elements of its 2012 financial targets and is providing for the first time a target for adjusted SI&A expenses(1). At current exchange rates(15), Pfizer is now targeting reported revenues between $63.0 and $65.5 billion, compared with the previous target of between $65.2 and $67.7 billion. This decrease primarily reflects the elimination of the projected revenue contribution from future business development transactions previously included in the target as well as certain changes in market conditions. Additionally, adjusted R&D expenses(1) are now expected to be between $6.5 and $7.0 billion, compared with the previous target of between $8.0 and $8.5 billion. Driving this decline is the planned reduction in the number of disease areas the Company will focus on based upon where the greatest medical and commercial impact can be achieved as well as a realigned R&D footprint, including a planned exit from the Sandwich, U.K. site, subject to customary requirements, shift of selected resources from Groton, CT to Cambridge, MA and outsourcing of certain functions. Additionally, the Company is planning to enhance its presence in Cambridge, MA to complement research teams in other hubs like San Francisco, New York, La Jolla and Cambridge, U.K. Further, adjusted other (income)/deductions(1) are now expected to be approximately $1.0 billion in deductions, compared with the previous target of between $1.0 and $1.2 billion in deductions, and the effective tax rate on adjusted income(1) is now targeted at approximately 29%, down from approximately 30%. All other elements of the 2012 financial targets remain unchanged, including adjusted operating margin(1) in a range of the high 30%s to low 40%s, reported diluted EPS(2) between $1.58 and $1.73, adjusted diluted EPS(1) between $2.25 and $2.35, and operating cash flow of at least $19.0 billion. In addition, the Company is now providing a target range for adjusted SI&A expenses(1) of between $17.5 and $18.5 billion.

The Company also remains on-track to achieve its cost-reduction target associated with the Wyeth acquisition of approximately $4 to $5 billion, by the end of 2012, at 2008 average foreign exchange rates, in comparison with the 2008 pro-forma adjusted total costs(14) of the legacy Pfizer and legacy Wyeth operations. This cost-reduction target does not include the impact of the planned reduction in R&D spending announced today. In 2010, the Company met its target of achieving more than $2 billion of these cost reductions.

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)	"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses, Adjusted R&D expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended October 3, 2010, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of fourth-quarter 2010 and 2009 and full-year 2010 and 2009 adjusted income and its components and adjusted diluted EPS to reported net income(2) and its components and reported diluted EPS(2), as well as reconciliations of full-year 2011 guidance and 2012 targets for adjusted income and adjusted diluted EPS to full-year 2011 guidance and 2012 targets for reported net income(2) and reported diluted EPS(2), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

(2)	“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. generally accepted accounting principles. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3)	The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, anxiety, cardiovascular (excluding pulmonary arterial hypertension), diabetes, pain, genitourinary, obesity, osteoporosis and respiratory. Examples of products in this unit include, but are not limited to, Celebrex, Lipitor, Lyrica, Premarin, Pristiq and Viagra. All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(4)	The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, gastrointestinal, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension and psychosis. Examples of products in this unit include, but are not limited to, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Xalatan and Zyvox. All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(5)	The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. In certain situations, products may be transferred to this unit before losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(6). Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc, Protonix, Relpax and Zosyn/Tazocin.

(6)	The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.

(7)	The Oncology unit includes revenues from human oncology and oncology-related products. Examples of products in this unit include, but are not limited to, Aromasin, Sutent and Torisel. All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(8)	Animal Health includes worldwide revenues from products to prevent and treat disease in livestock and companion animals, including vaccines, paraciticides and anti-infectives.

(9)	Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: pain management, nutritionals, respiratory and GI-topicals. Examples of products in Consumer Healthcare include, but are not limited to, Advil, Caltrate, Centrum, ChapStick and Robitussin.

(10)	Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside of North America. Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs.

(11)	Capsugel generally includes worldwide revenues from capsule products and services for the pharmaceutical and associated healthcare industries. On October 6, 2010, the Company announced that it is reviewing strategic alternatives for Capsugel, which may include a divestiture.

(12)	Includes revenues generated primarily from Pfizer Centersource.

(13)	In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

(14)	Represents the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(15)	The current exchange rate assumed in connection with the 2011 financial guidance and 2012 financial targets are the mid-January 2011 exchange rates.

(16)	Assumes the completion of the acquisition of all remaining shares of King Pharmaceuticals, Inc., but does not assume the completion of any other business-development transactions not completed as of December 31, 2010. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2010.

(17)	In 2009, results of operations reflect the results of the legacy Wyeth operations from the closing of the acquisition on October 15, 2009 through year-end in accordance with Pfizer's international and domestic year-ends. Therefore, the results include approximately two-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s U.S. operations and one-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s international operations.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

		Fourth Quarter		% Incr. /	Full-Year		% Incr. /
		2010	2009	(Decr.)	2010	2009	(Decr.)
	Revenues	$17,561	$16,537	6	$67,809	$50,009	36
	Costs and expenses:
	Cost of sales (a)	4,282	3,935	9	16,279	8,888	83
	Selling, informational and administrative expenses (a)	5,738	5,367	7	19,614	14,875	32
	Research and development expenses (a)	2,806	2,813	-	9,413	7,845	20
	Amortization of intangible assets	1,432	1,122	28	5,404	2,877	88
	Acquisition-related in-process research and development charges	51	48	6	125	68	84
	Restructuring charges and certain acquisition-related costs	1,123	3,131	(64)	3,214	4,337	(26)
	Other deductions--net	1,300	117	*	4,338	292	*
	Income from continuing operations before provision
	for taxes on income	829	4	*	9,422	10,827	(13)
	(Benefit)/Provision for taxes on income	(2,074)	(755)	175	1,124	2,197	(49)
	Income from continuing operations	2,903	759	282	8,298	8,630	(4)
	Discontinued operations--net of tax	(5)	8	(163)	(9)	14	(164)
	Net income before allocation to noncontrolling interests	2,898	767	278	8,289	8,644	(4)
	Less: Net income attributable to noncontrolling interests	8	-	*	32	9	256
	Net income attributable to Pfizer Inc.	$2,890	$767	277	$8,257	$8,635	(4)
	Earnings per share - basic:
	Income from continuing operations attributable to
	Pfizer Inc. common shareholders	$0.36	$0.10	260	$1.03	$1.23	(16)
	Discontinued operations--net of tax	-	-	--	-	-	--
	Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.10	260	$1.03	$1.23	(16)
	Earnings per share - diluted:
	Income from continuing operations attributable to
	Pfizer Inc. common shareholders	$0.36	$0.10	260	$1.02	$1.23	(17)
	Discontinued operations--net of tax	-	-	--	-	-	--
	Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.10	260	$1.02	$1.23	(17)
	Weighted-average shares used to calculate earnings per common share:
	Basic	8,011	7,803		8,036	7,007
	Diluted	8,048	7,847		8,074	7,045

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 2 below.
*	Calculation not meaningful.
	Certain amounts and percentages may reflect rounding adjustments.

1.

The above financial statements present the three-month and twelve-month periods ended December 31, 2010 and December 31, 2009. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 for each year. Wyeth's results are included in our consolidated financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our 2009 results of operations include approximately two-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth's U.S. operations and approximately one-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth's international operations; all periods in 2010 reflect legacy Wyeth operations.

Cost of sales after the closing of the Wyeth transaction includes the significant impacts of purchase accounting adjustments associated with inventory acquired from Wyeth that was sold subsequent to the acquisition date. In addition, full-year 2010 includes a write-off of certain Wyeth-related inventory.

Restructuring charges and certain acquisition-related costs includes significant charges related to employee termination and other exit costs recorded in fourth-quarter 2009 as a result of the closing of the Wyeth acquisition.

Other deductions-net in 2010 includes impairment charges related to certain intangible assets acquired as part of our acquisition of Wyeth as well as additional charges for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc., and in 2009 includes a gain related to ViiV Healthcare Limited.

(Benefit)/Provision for taxes on income in 2010 includes a $2.0 billion tax benefit recorded in fourth-quarter as a result of a settlement of certain tax audits covering the years 2002-2005 as well as the tax impact of the additional charges for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc. Amounts in 2009 include tax benefits of approximately $556 million related to the sale of one of our biopharmaceutical companies (Vicuron Pharmaceuticals, Inc.), which were recorded in the fourth quarter of 2009, and tax benefits of approximately $174 million related to the final resolution of a previously disclosed settlement that resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, which were recorded in the third quarter of 2009.

	See Supplemental Information that accompanies these materials for additional details.

2.

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2010
			Purchase		Acquisition-		Certain
			Accounting		Related	Discontinued	Significant
	Reported		Adjustments		Costs(2)	Operations	Items(3)	Adjusted
Revenues	$17,561		$-		$-	$-	$-	$17,561
Costs and expenses:
Cost of sales (b)	4,282		(340)		(159)	-	(8)	3,775
Selling, informational and administrative expenses (b)	5,738		8		(37)	-	34	5,743
Research and development expenses (b)	2,806		-		12	-	(18)	2,800
Amortization of intangible assets	1,432		(1,400)		-	-	-	32
Acquisition-related in-process research and development charges	51		(51)		-	-	-	-
Restructuring charges and certain acquisition-related costs	1,123		-		(1,123)	-	-	-
Other (income)/deductions--net	1,300		90		-	-	(1,283)	107
Income from continuing operations before provision
for taxes on income	829		1,693		1,307	-	1,275	5,104
(Benefit)/Provision for taxes on income	(2,074)		517		397	-	2,486	1,326
Income from continuing operations	2,903		1,176		910	-	(1,211)	3,778
Discontinued operations--net of tax	(5)		-		-	5	-	-
Net income before allocation to noncontrolling interests	2,898		1,176		910	5	(1,211)	3,778
Less: Net income attributable to noncontrolling interests	8		-		-	-	-	8
Net income attributable to Pfizer Inc.	$2,890		$1,176		$910	$5	$(1,211)	$3,770
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.36		$0.15		$0.11	$-	$(0.15)	$0.47
Discontinued operations--net of tax	-		-		-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.36		$0.15		$0.11	$-	$(0.15)	$0.47

	Twelve Months Ended December 31, 2010
			Purchase		Acquisition-		Certain
			Accounting		Related	Discontinued	Significant
	Reported		Adjustments		Costs(2)	Operations	Items(3)	Adjusted
Revenues	$67,809	$		$		$-	$(18)	$67,791
Costs and expenses:
Cost of sales (b)	16,279		(2,904)		(526)	-	(229)	12,620
Selling, informational and administrative expenses (b)	19,614		25		(227)	-	48	19,460
Research and development expenses (b)	9,413		(23)		(34)	-	(18)	9,338
Amortization of intangible assets	5,404		(5,280)			-		124
Acquisition-related in-process research and development charges	125		(125)			-		-
Restructuring charges and certain acquisition-related costs	3,214				(3,214)	-		-
Other (income)/deductions--net	4,338		50		-	-	(3,783)	605
Income from continuing operations before provision
for taxes on income	9,422		8,257		4,001	-	3,964	25,644
Provision for taxes on income	1,124		2,148		1,092	-	3,265	7,629
Income from continuing operations	8,298		6,109		2,909	-	699	18,015
Discontinued operations--net of tax	(9)		-		-	9	-	-
Net income before allocation to noncontrolling interests	8,289		6,109		2,909	9	699	18,015
Less: Net income attributable to noncontrolling interests	32		-		-	-	-	32
Net income attributable to Pfizer Inc.	$8,257		$6,109		$2,909	$9	$699	$17,983
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$1.02		$0.76		$0.36	$-	$0.09	$2.23
Discontinued operations--net of tax	-		-		-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.02		$0.76		$0.36	$-	$0.09	$2.23

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,537	$-	$-	$-	$(17)	$16,520
Costs and expenses:
Cost of sales (b)	3,935	(976)	(31)	-	(42)	2,886
Selling, informational and administrative expenses (b)	5,367	21	(37)	-	(6)	5,345
Research and development expenses (b)	2,813	(15)	(13)	-	14	2,799
Amortization of intangible assets	1,122	(1,075)	-	-	-	47
Acquisition-related in-process research and development charges	48	(48)	-	-	-	-
Restructuring charges and certain acquisition-related costs	3,131	-	(3,131)	-	-	-
Other (income)/deductions--net	117	(3)	-	-	(4)	110
Income from continuing operations before provision
for taxes on income	4	2,096	3,212	-	21	5,333
(Benefit)/Provision for taxes on income	(755)	630	877	-	756	1,508
Income from continuing operations	759	1,466	2,335	-	(735)	3,825
Discontinued operations--net of tax	8	-	-	(8)	-	-
Net income before allocation to noncontrolling interests	767	1,466	2,335	(8)	(735)	3,825
Less: Net income attributable to noncontrolling interests	-	-	-	-	-	-
Net income attributable to Pfizer Inc.	$767	$1,466	$2,335	$(8)	$(735)	$3,825
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.10	$0.19	$0.30	$-	$(0.10)	$0.49
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.10	$0.19	$0.30	$-	$(0.10)	$0.49

	Twelve Months Ended December 31, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$50,009	$-	$-	$-	$(75)	$49,934
Costs and expenses:
Cost of sales (b)	8,888	(976)	(31)	-	(208)	7,673
Selling, informational and administrative expenses (b)	14,875	30	(37)	-	(201)	14,667
Research and development expenses (b)	7,845	(37)	(13)	-	(56)	7,739
Amortization of intangible assets	2,877	(2,731)	-	-	-	146
Acquisition-related in-process research and development charges	68	(68)	-	-	-	-
Restructuring charges and certain acquisition-related costs	4,337	-	(3,945)	-	(392)	-
Other (income)/deductions--net	292	(5)	-	-	(735)	(448)
Income from continuing operations before provision
for taxes on income	10,827	3,787	4,026	-	1,517	20,157
Provision for taxes on income	2,197	1,154	1,167	-	1,428	5,946
Income from continuing operations	8,630	2,633	2,859	-	89	14,211
Discontinued operations--net of tax	14	-	-	(14)	-	-
Net income before allocation to noncontrolling interests	8,644	2,633	2,859	(14)	89	14,211
Less: Net income attributable to noncontrolling interests	9	-	-	-	-	9
Net income attributable to Pfizer Inc.	$8,635	$2,633	$2,859	$(14)	$89	$14,202
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$1.23	$0.38	$0.40	$-	$0.01	$2.02
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.23	$0.38	$0.40	$-	$0.01	$2.02

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS*
(UNAUDITED)

1)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

			Fourth Quarter		Full-Year
		(millions of dollars)	2010	2009	2010	2009

		Transaction costs(a)	$10	$196	$23	$768
		Integration costs(a)	354	327	1,004	569
		Restructuring charges(a)	759	2,608	2,187	2,608
		Additional depreciation - asset restructuring(b)	184	81	787	81
		Total acquisition-related costs -- pre-tax	1,307	3,212	4,001	4,026
		Income taxes(c)	(397)	(877)	(1,092)	(1,167)
		Total acquisition-related costs -- net of tax	$910	$2,335	$2,909	$2,859

	(a)	Transaction costs include costs directly related to our acquisition of Wyeth, such as banking, legal, accounting and other similar costs. Integration costs primarily represent external, incremental costs directly related to integrating Wyeth and primarily include expenditures for consulting and systems integration. Restructuring charges primarily relate to our acquisition of Wyeth and include employee termination costs, asset impairments and exit costs.

	(b)

Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to our acquisition of Wyeth. Included in Cost of sales($159 million), Selling, informational and administrative expenses($37 million), and Research and development expenses ($12 million income) for the three months ended December 31, 2010. Included in Cost of sales($526 million), Selling, informational and administrative expenses ($227 million) and Research and development expenses ($34 million) for the full year ended December 31, 2010. Included in Cost of sales ($31 million), Selling, informational and administrative expenses($37 million), and Research and development expenses ($13 million) for the three months and full year ended December 31, 2009.

	(c)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:

			Fourth Quarter		Full-Year
		(millions of dollars)	2010	2009	2010	2009

		Restructuring charges - Cost-reduction initiatives(a)	$-	$-	$-	$392
		Implementation costs - Cost-reduction initiatives(b)	-	-	-	410
		Certain legal matters(c)	860	124	1,703	294
		Net interest expense(d)	-	61	-	589
		Certain asset impairment charges(e)	483	310	2,151	294
		Inventory write-off(f)	-	-	212	-
		Gain related to ViiV Healthcare Limited(g)	-	(482)	-	(482)
		Other	(68)	8	(102)	20
		Total certain significant items -- pre-tax	1,275	21	3,964	1,517
		Income taxes(h)	(2,486)	(756)	(3,265)	(1,428)
		Total certain significant items -- net of tax	$(1,211)	$(735)	$699	$89

	(a)	Included in Restructuring charges and certain acquisition-related costs.

	(b)	Included in Cost of sales ($144 million), Selling, informational and administrative expenses ($182 million), Research and development expenses ($78 million), and Other deductions - net ($6 million) for the full year ended December 31, 2009.

	(c)	Included in Other deductions - net. Includes an additional $620 million charge in fourth-quarter 2010 and $1.3 billion charge for full-year 2010 for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

	(d)	Included in Other deductions - net. Includes interest expense through October 15, 2009, the Wyeth acquisition date, on the senior unsecured notes issued in connection with our acquisition of Wyeth less interest income earned on the proceeds of those notes.

	(e)	Included in Other deductions - net. Includes impairment charges of:
		- $166 million in fourth-quarter 2010 and $1.8 billion for full-year 2010 related to certain intangible assets acquired as part of our acquisition of Wyeth (see Supplemental Information that accompanies these materials); and

		- $317 million in fourth-quarter and full-year 2010 primarily related to an intangible asset associated with our product Thelin, recorded as a result of our previously announced decisions to voluntarily withdraw Thelin in regions where it is approved and to discontinue clinical studies worldwide.

		Amounts in 2009 primarily represent asset impairment charges associated with certain materials used in our research and development activities that were no longer considered recoverable.

	(f)	Included in Cost of sales (see Supplemental Information that accompanies these materials).

	(g)	Included in Other deductions - net. Represents a gain related to ViiV Healthcare Limited (ViiV), a joint venture with GlaxoSmithKline plc, which is focused solely on research, development and commercialization of HIV medicines.

	(h)

Included in (Benefit)/Provision for taxes on income. Includes a tax benefit recorded in fourth-quarter 2010 as a result of a settlement of certain tax audits covering the years 2002 - 2005 as well as the tax impact of the additional charges for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc. (see Supplemental Information that accompanies these materials for additional information). Amounts in 2009 include tax benefits of approximately $556 million related to the sale of one of our biopharmaceutical companies (Vicuron Pharmaceuticals, Inc.), which were recorded in the fourth quarter of 2009, and tax benefits of approximately $174 million related to the final resolution of a previously disclosed settlement that resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, which was recorded in the third quarter of 2009.

*	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

PFIZER INC.
BUSINESS REVENUES(1),(2)
TWELVE MONTHS 2010 and 2009
(UNAUDITED)
(millions of dollars)

					Operational
	2010	2009(2)	% Change	% Foreign Exchange	Total %	Legacy Pfizer %
Primary Care	$23,328	$22,576	3	1	2	(3)
Specialty Care	15,021	7,414	103	-	103	(1)
Established Products	10,098	7,790	30	2	28	(11)
Emerging Markets	8,662	6,157	41	6	35	5
Oncology	1,414	1,511	(6)	-	(6)	(14)
Biopharmaceutical	58,523	45,448	29	2	27	(3)

Animal Health	3,575	2,764	29	3	26	4
Consumer Healthcare	2,772	494	*	*	*	*
Nutrition	1,867	191	*	*	*	*
Capsugel	752	740	2	-	2	2
Diversified	8,966	4,189	114	5	109	3

Other	320	372	(14)	-	(14)	(14)

TOTAL	$67,809	$50,009	36	2	34	(3)

*	Calculation not meaningful

(1)		See notes 3-12 in the accompanying earnings release for a description of each business unit and of "Other".
(2)

In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC.
REVENUES
FOURTH QUARTER 2010 and 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

			% Change				% Change			% Change
	2010	2009	Total	Oper.	2010	2009	Total	2010	2009	Total	Oper.
TOTAL REVENUES	$17,561	$16,537	6%	7%	$7,239	$7,439	(3%)	$10,322	$9,098	13%	14%
TOTAL BIOPHARMACEUTICAL:	$15,051	$14,606	3%	4%	$6,408	$6,663	(4%)	$8,643	$7,943	9%	10%
Lipitor	2,629	3,175	(17%)	(17%)	1,408	1,522	(7%)	1,221	1,653	(26%)	(25%)
Enbrel (Outside the U.S. and Canada)***	865	378	129%	138%	-	-	-	865	378	129%	138%
Lyrica	821	820	-	2%	351	410	(14%)	470	410	15%	18%
Prevnar / Prevenar 13***	826	-	*	*	530	-	*	296	-	*	*
Celebrex	622	669	(7%)	(8%)	404	467	(13%)	218	202	8%	5%
Viagra	499	549	(9%)	(9%)	263	265	(1%)	236	284	(17%)	(17%)
Xalatan / Xalacom	462	499	(7%)	(7%)	173	162	7%	289	337	(14%)	(14%)
Effexor***	206	520	(60%)	(60%)	84	455	(82%)	122	65	88%	91%
Norvasc	386	486	(21%)	(23%)	9	15	(40%)	377	471	(20%)	(23%)
Prevnar / Prevenar 7***	223	287	(22%)	(22%)	-	144	*	223	143	56%	57%
Zyvox	300	330	(9%)	(9%)	150	175	(14%)	150	155	(3%)	(1%)
Sutent	295	293	1%	3%	72	81	(11%)	223	212	5%	8%
Premarin Family***	261	213	23%	22%	236	200	18%	25	13	92%	85%
Geodon / Zeldox	264	289	(9%)	(8%)	222	239	(7%)	42	50	(16%)	(12%)
Detrol / Detrol LA	255	309	(17%)	(17%)	174	211	(18%)	81	98	(17%)	(16%)
Zosyn / Tazocin***	203	184	10%	11%	122	138	(12%)	81	46	76%	74%
Genotropin	235	251	(6%)	(6%)	53	61	(13%)	182	190	(4%)	(3%)
Vfend	230	243	(5%)	(5%)	73	73	-	157	170	(8%)	(6%)
Chantix / Champix	233	176	32%	30%	78	83	(6%)	155	93	67%	62%
Protonix***	155	68	128%	126%	155	68	128%	-	-	-	-
Benefix***	169	98	72%	76%	75	56	34%	94	42	124%	129%
Zoloft	142	148	(4%)	(7%)	17	20	(15%)	125	128	(2%)	(7%)
Caduet	139	156	(11%)	(12%)	83	100	(17%)	56	56	-	(2%)
Aromasin	122	136	(10%)	(8%)	38	42	(10%)	84	94	(11%)	(7%)
Revatio	129	131	(2%)	-	77	81	(5%)	52	50	4%	8%
Pristiq***	125	82	52%	51%	104	77	35%	21	5	*	280%
Medrol	114	123	(7%)	(7%)	25	35	(29%)	89	88	1%	3%
Aricept**	107	121	(12%)	(9%)	-	-	-	107	121	(12%)	(9%)
Zithromax / Zmax	112	131	(15%)	(17%)	4	8	(50%)	108	123	(12%)	(15%)
Cardura	101	127	(20%)	(21%)	1	3	(67%)	100	124	(19%)	(21%)
Refacto AF/Xyntha***	114	47	143%	153%	19	17	12%	95	30	217%	233%
BMP2***	102	81	26%	26%	96	78	23%	6	3	100%	67%
Rapamune***	96	57	68%	70%	47	36	31%	49	21	133%	150%
Fragmin	83	115	(28%)	(27%)	-	31	*	83	84	(1%)	(1%)
Tygacil***	74	54	37%	39%	31	36	(14%)	43	18	139%	139%
Alliance Revenue****	977	1,053	(7%)	(8%)	607	716	(15%)	370	337	10%	9%
All Other Biopharmaceutical	2,375	2,207	8%	7%	627	558	12%	1,748	1,649	6%	6%
All Other Established Products	2,015	1,856	9%	8%	569	501	14%	1,446	1,355	7%	6%
Legacy Pfizer Other Established Products	1,758	1,696	4%	4%	564	467	21%	1,194	1,229	(3%)	(3%)
TOTAL DIVERSIFIED:	$2,433	$1,809	34%	33%	$813	$745	9%	$1,620	$1,064	52%	51%
ANIMAL HEALTH***	976	901	8%	8%	376	357	5%	600	544	10%	10%
CONSUMER HEALTHCARE***	758	494	53%	52%	392	331	18%	366	163	125%	121%
NUTRITION***	492	191	158%	150%	-	-	-	492	191	158%	150%
CAPSUGEL	207	223	(7%)	(5%)	45	57	(21%)	162	166	(2%)	1%
OTHER*****	$77	$122	(37%)	(25%)	$18	$31	(42%)	$59	$91	(35%)	(19%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Legacy Wyeth products and operations. Animal Health results also reflect the addition of legacy Wyeth products.

Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our 2009 results include approximately two-and-a-half months of Wyeth's U.S. operations and approximately one-and-a-half months of Wyeth's international operations.

****	- Enbrel (in the U.S. and Canada)***, Aricept, Exforge, Rebif and Spiriva.
*****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC. REVENUES DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION FOURTH QUARTER 2010 and 2009 (UNAUDITED) (millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

			% Change				% Change				% Change
	2010	2009	Total	Oper.	2010	2009	Total	Oper.	2010	2009	Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,352	$4,166	4%	11%	$2,690	$2,549	6%	(2%)	$3,280	$2,383	38%	37%
TOTAL INTERNATIONAL BIOPHARMACEUTICAL:	$3,877	$3,719	4%	12%	$2,397	$2,333	3%	(5%)	$2,369	$1,891	25%	23%
Lipitor	661	815	(19%)	(13%)	328	610	(46%)	(51%)	232	228	2%	-
Enbrel (Outside the U.S. and Canada)***	593	279	113%	128%	105	32	228%	200%	167	67	149%	151%
Lyrica	300	300	-	8%	87	46	89%	72%	83	64	30%	28%
Prevnar / Prevenar 13***	179	-	*	*	39	-	*	*	78	-	*	*
Celebrex	48	58	(17%)	(10%)	100	82	22%	15%	70	62	13%	10%
Viagra	103	120	(14%)	(8%)	55	47	17%	6%	78	117	(33%)	(34%)
Xalatan / Xalacom	143	174	(18%)	(13%)	94	108	(13%)	(20%)	52	55	(5%)	(4%)
Effexor***	60	33	82%	97%	37	21	76%	67%	25	11	127%	118%
Norvasc	48	66	(27%)	(20%)	217	299	(27%)	(34%)	112	106	6%	5%
Prevnar / Prevenar 7***	30	68	(56%)	(51%)	49	23	113%	135%	144	52	177%	162%
Zyvox	73	82	(11%)	(2%)	35	35	-	(9%)	42	38	11%	5%
Sutent	114	138	(17%)	(10%)	40	28	43%	28%	69	46	50%	50%
Premarin Family***	3	1	200%	200%	8	6	33%	33%	14	6	133%	160%
Geodon / Zeldox	21	28	(25%)	(21%)	5	5	-	-	16	17	(6%)	(6%)
Detrol / Detrol LA	41	55	(25%)	(22%)	26	28	(7%)	(18%)	14	15	(7%)	(7%)
Zosyn / Tazocin***	18	20	(10%)	-	4	2	100%	50%	59	24	146%	128%
Genotropin	98	109	(10%)	(4%)	55	53	4%	(6%)	29	28	4%	7%
Vfend	77	87	(11%)	(5%)	38	33	15%	-	42	50	(16%)	(12%)
Chantix / Champix	49	48	2%	8%	97	37	162%	150%	9	8	13%	-
Protonix***	-	-	-	-	-	-	-	-	-	-	-	-
Benefix***	64	31	106%	119%	26	8	225%	200%	4	3	33%	100%
Zoloft	19	29	(34%)	(28%)	73	70	4%	(6%)	33	29	14%	10%
Caduet	6	6	-	20%	36	37	(3%)	(11%)	14	13	8%	8%
Aromasin	54	61	(11%)	(5%)	17	17	-	(6%)	13	16	(19%)	(13%)
Revatio	33	35	(6%)	3%	10	8	25%	13%	9	7	29%	13%
Pristiq***	-	-	-	-	14	4	250%	200%	7	1	*	*
Medrol	27	28	(4%)	-	12	13	(8%)	(14%)	50	47	6%	6%
Aricept**	58	70	(17%)	(11%)	42	39	8%	3%	7	12	(42%)	(33%)
Zithromax / Zmax	21	30	(30%)	(23%)	45	50	(10%)	(16%)	42	43	(2%)	(7%)
Cardura	35	48	(27%)	(19%)	37	49	(24%)	(31%)	28	27	4%	(4%)
Refacto AF/Xyntha***	87	27	222%	248%	6	3	100%	100%	2	-	-	-
BMP2***	6	3	100%	67%	-	-	-	-	-	-	-	-
Rapamune***	17	7	143%	157%	4	2	100%	150%	28	12	133%	155%
Fragmin	41	42	(2%)	-	20	20	-	-	22	22	-	(5%)
Tygacil***	20	10	100%	120%	2	1	100%	-	21	7	200%	150%
Alliance Revenue****	155	158	(2%)	5%	192	160	20%	11%	23	19	21%	10%
All Other Biopharmaceutical	575	653	(12%)	(5%)	442	357	24%	13%	731	639	14%	13%
All Other Established Products	422	467	(10%)	(3%)	374	312	20%	11%	650	576	13%	11%
Legacy Pfizer Other Established Products	341	417	(18%)	(12%)	258	257	-	(7%)	595	555	7%	6%
TOTAL INTERNATIONAL DIVERSIFIED:	$441	$390	13%	21%	$282	$204	38%	31%	$897	$470	91%	81%
OTHER INTERNATIONAL*****	$34	$57	(40%)	(40%)	$11	$12	(8%)	(17%)	$14	$22	(36%)	(41%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Legacy Wyeth products and operations. Animal Health results also reflect the addition of legacy Wyeth products.

Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our 2009 results include approximately two-and-a-half months of Wyeth's U.S. operations and approximately one-and-a-half months of Wyeth's international operations.

****	- Enbrel (in the U.S. and Canada)***, Aricept, Exforge, Rebif and Spiriva.
*****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)

Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey. In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC. REVENUES TWELVE MONTHS 2010 and 2009 (UNAUDITED) (millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

			% Change				% Change			% Change
	2010	2009	Total	Oper.	2010	2009	Total	2010	2009	Total	Oper.
TOTAL REVENUES	$67,809	$50,009	36%	34%	$29,046	$21,749	34%	$38,763	$28,260	37%	33%
TOTAL BIOPHARMACEUTICAL:	$58,523	$45,448	29%	27%	$25,962	$20,010	30%	$32,561	$25,438	28%	25%
Lipitor	10,733	11,434	(6%)	(8%)	5,329	5,667	(6%)	5,404	5,767	(6%)	(10%)
Enbrel (Outside the U.S. and Canada)***	3,274	378	*	*	-	-	-	3,274	378	*	*
Lyrica	3,063	2,840	8%	7%	1,424	1,504	(5%)	1,639	1,336	23%	22%
Prevnar / Prevenar 13***	2,416	-	*	*	1,761	-	*	655	-	*	*
Celebrex	2,374	2,383	-	(2%)	1,580	1,697	(7%)	794	686	16%	10%
Viagra	1,928	1,892	2%	-	992	962	3%	936	930	1%	(3%)
Xalatan / Xalacom	1,749	1,737	1%	(1%)	626	576	9%	1,123	1,161	(3%)	(6%)
Effexor***	1,718	520	230%	227%	1,226	455	169%	492	65	*	*
Norvasc	1,506	1,973	(24%)	(27%)	33	64	(48%)	1,473	1,909	(23%)	(26%)
Prevnar / Prevenar 7***	1,253	287	*	*	214	144	49%	1,039	143	*	*
Zyvox	1,176	1,141	3%	2%	613	634	(3%)	563	507	11%	9%
Sutent	1,066	964	11%	10%	270	273	(1%)	796	691	15%	14%
Premarin Family***	1,040	213	*	*	949	200	*	91	13	*	*
Geodon / Zeldox	1,027	1,002	2%	2%	864	836	3%	163	166	(2%)	(4%)
Detrol / Detrol LA	1,013	1,154	(12%)	(13%)	689	811	(15%)	324	343	(6%)	(9%)
Zosyn / Tazocin***	952	184	*	*	627	138	*	325	46	*	*
Genotropin	885	887	-	(1%)	209	221	(5%)	676	666	2%	-
Vfend	825	798	3%	3%	260	250	4%	565	548	3%	2%
Chantix / Champix	755	700	8%	5%	330	386	(15%)	425	314	35%	28%
Protonix***	690	68	*	*	690	68	*	-	-	-	-
Benefix***	643	98	*	*	286	56	*	357	42	*	*
Zoloft	532	516	3%	(1%)	71	82	(13%)	461	434	6%	2%
Caduet	527	548	(4%)	(7%)	339	394	(14%)	188	154	22%	12%
Aromasin	483	483	-	-	160	163	(2%)	323	320	1%	1%
Revatio	481	450	7%	7%	293	293	-	188	157	20%	18%
Pristiq***	466	82	*	*	405	77	*	61	5	*	*
Medrol	455	457	-	(1%)	113	140	(19%)	342	317	8%	7%
Aricept**	417	432	(3%)	(7%)	-	-	-	417	432	(3%)	(7%)
Zithromax / Zmax	415	430	(3%)	(7%)	14	18	(22%)	401	412	(3%)	(6%)
Cardura	413	457	(10%)	(12%)	12	7	71%	401	450	(11%)	(13%)
Refacto AF/Xyntha***	404	47	*	*	80	17	*	324	30	*	*
BMP2***	400	81	*	*	382	78	*	18	3	*	*
Rapamune***	388	57	*	*	197	36	*	191	21	*	*
Fragmin	341	359	(5%)	(8%)	40	82	(51%)	301	277	9%	5%
Tygacil***	324	54	*	*	164	36	*	160	18	*	*
Alliance Revenue****	4,084	2,925	40%	38%	2,818	1,849	52%	1,266	1,076	18%	14%
All Other Biopharmaceutical	8,307	7,417	12%	10%	1,902	1,796	6%	6,405	5,621	14%	11%
All Other Established Products	7,086	6,181	15%	12%	1,675	1,602	5%	5,411	4,579	18%	15%
Legacy Pfizer Other Established Products	6,109	6,021	1%	(1%)	1,648	1,568	5%	4,461	4,453	-	(3%)
TOTAL DIVERSIFIED:	$8,966	$4,189	114%	109%	$2,981	$1,646	81%	$5,985	$2,543	135%	126%
ANIMAL HEALTH***	3,575	2,764	29%	26%	1,382	1,106	25%	2,193	1,658	32%	27%
CONSUMER HEALTHCARE***	2,772	494	*	*	1,408	331	*	1,364	163	*	*
NUTRITION***	1,867	191	*	*	-	-	-	1,867	191	*	*
CAPSUGEL	752	740	2%	2%	191	209	(9%)	561	531	6%	6%
OTHER*****	$320	$372	(14%)	(14%)	$103	$93	11%	$217	$279	(22%)	(22%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Legacy Wyeth products and operations. Animal Health results also reflect the addition of legacy Wyeth products.

Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our 2009 results include approximately two-and-a-half months of Wyeth's U.S. operations and approximately one-and-a-half months of Wyeth's international operations.

****	- Enbrel (in the U.S. and Canada)***, Aricept, Exforge, Rebif and Spiriva.
*****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC. REVENUES DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION TWELVE MONTHS 2010 and 2009 (UNAUDITED) (millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

			% Change				% Change				% Change
	2010	2009	Total	Oper.	2010	2009	Total	Oper.	2010	2009	Total	Oper.
TOTAL INTERNATIONAL REVENUES	$16,665	$12,892	29%	32%	$10,091	$8,196	23%	12%	$12,007	$7,172	67%	61%
TOTAL INTERNATIONAL BIOPHARMACEUTICAL:	$14,851	$11,611	28%	31%	$9,047	$7,666	18%	7%	$8,663	$6,161	41%	35%
Lipitor	2,648	2,864	(8%)	(6%)	1,833	2,060	(11%)	(22%)	923	843	9%	4%
Enbrel (Outside the U.S. and Canada)***	2,252	279	*	*	393	32	*	*	629	67	*	*
Lyrica	1,102	966	14%	17%	249	153	63%	45%	288	217	33%	28%
Prevnar / Prevenar 13***	453	-	*	*	62	-	*	*	140	-	*	*
Celebrex	180	200	(10%)	(8%)	345	252	37%	24%	269	234	15%	9%
Viagra	402	419	(4%)	(3%)	198	166	19%	7%	336	345	(3%)	(7%)
Xalatan / Xalacom	573	598	(4%)	(2%)	359	380	(6%)	(13%)	191	183	4%	-
Effexor***	244	33	*	*	150	21	*	*	98	11	*	*
Norvasc	202	237	(15%)	(13%)	818	1,239	(34%)	(38%)	453	433	5%	2%
Prevnar / Prevenar 7***	260	68	282%	276%	221	23	*	*	558	52	*	*
Zyvox	288	276	4%	7%	128	118	8%	2%	147	113	30%	22%
Sutent	436	442	(1%)	1%	140	90	56%	42%	220	159	38%	35%
Premarin Family***	11	1	*	*	29	6	*	*	51	6	*	*
Geodon / Zeldox	87	95	(8%)	(6%)	18	14	29%	14%	58	57	2%	(4%)
Detrol / Detrol LA	170	198	(14%)	(14%)	97	90	8%	(1%)	57	55	4%	2%
Zosyn / Tazocin***	101	20	*	*	16	2	*	*	208	24	*	*
Genotropin	375	375	-	2%	188	184	2%	(5%)	113	107	6%	3%
Vfend	296	297	-	2%	130	114	14%	5%	139	137	1%	(1%)
Chantix / Champix	172	157	10%	11%	221	125	77%	59%	32	32	-	(6%)
Protonix***	-	-	-	-	-	-	-	-	-	-	-	-
Benefix***	251	31	*	*	91	8	*	*	15	3	*	*
Zoloft	85	98	(13%)	(11%)	254	221	15%	7%	122	115	6%	2%
Caduet	21	20	5%	5%	115	89	29%	12%	52	45	16%	13%
Aromasin	200	209	(4%)	(2%)	62	57	9%	2%	61	54	13%	11%
Revatio	127	116	9%	12%	34	22	55%	45%	27	19	42%	32%
Pristiq***	-	-	-	-	41	4	*	*	20	1	*	*
Medrol	101	104	(3%)	(1%)	46	49	(6%)	(12%)	195	164	19%	16%
Aricept**	230	260	(12%)	(10%)	153	129	19%	5%	34	43	(21%)	(21%)
Zithromax / Zmax	82	116	(29%)	(28%)	160	153	5%	(2%)	159	143	11%	7%
Cardura	149	172	(13%)	(12%)	153	180	(15%)	(20%)	99	98	1%	(2%)
Refacto AF/Xyntha***	296	27	*	*	26	3	*	*	2	-	*	*
BMP2***	18	3	*	*	-	-	-	-	-	-	-	-
Rapamune***	58	7	*	*	17	2	*	*	116	12	*	*
Fragmin	151	139	9%	9%	68	61	11%	-	82	77	6%	3%
Tygacil***.	80	10	*	*	5	1	*	*	75	7	*	*
Alliance Revenue****	554	535	4%	6%	634	477	33%	23%	78	64	22%	17%
All Other Biopharmaceutical	2,196	2,239	(2%)	-	1,593	1,141	40%	28%	2,616	2,241	17%	12%
All Other Established Products	1,695	1,549	9%	12%	1,382	982	41%	30%	2,334	2,048	14%	10%
Legacy Pfizer Other Established Products	1,371	1,499	(9%)	(7%)	964	927	4%	(5%)	2,126	2,027	5%	1%
TOTAL INTERNATIONAL DIVERSIFIED:	$1,679	$1,115	51%	53%	$1,010	$486	108%	86%	$3,296	$942	250%	231%
OTHER INTERNATIONAL*****	$135	$166	(19%)	(18%)	$34	$44	(23%)	(20%)	$48	$69	(30%)	(34%)
*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***	- Legacy Wyeth products and operations. Animal Health results also reflect the addition of legacy Wyeth products.

Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our 2009 results include approximately two-and-a-half months of Wyeth's U.S. operations and approximately one-and-a-half months of Wyeth's international operations.

****	- Enbrel (in the U.S. and Canada)***, Aricept, Exforge, Rebif and Spiriva.
*****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)

Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey. In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC.

SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales increased 9% in fourth-quarter 2010 and increased 83% in full-year 2010, compared to the same periods in 2009. The fourth-quarter 2010 increase primarily reflects the inclusion of Wyeth manufacturing costs, and the change in the mix of products and businesses as a result of the Wyeth acquisition, for a full quarter in 2010 compared to a partial quarter in 2009. The full-year 2010 increase is primarily a result of the following:

  higher purchase accounting adjustments associated with the Wyeth acquisition;
  a $212 million write-off of Wyeth-related inventory in the third quarter of 2010 related to unfinished inventory acquired from Wyeth that became unusable after the acquisition date (which included a purchase accounting fair value adjustment of $104 million);
  the inclusion of a full year of Wyeth manufacturing costs; and
  the change in the mix of products and businesses as a result of the Wyeth acquisition.

Foreign exchange had an unfavorable impact of 3% on reported cost of sales in fourth-quarter 2010 and a minimal impact for full-year 2010.

Reported cost of sales as a percentage of revenues increased 0.6 percentage points to 24.4% in fourth-quarter 2010, compared to the same period in 2009, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses increased 7% in fourth-quarter 2010 and 32% in full-year 2010, compared to the same periods in 2009. The increases primarily reflect the inclusion of Wyeth operating costs for the entire periods of 2010, compared to partial periods in 2009. Foreign exchange had a minimal impact on reported SI&A expenses in fourth-quarter 2010 and an unfavorable impact of 2% for full-year 2010.

Reported R&D expenses were flat in fourth-quarter 2010, compared to the same period in 2009, primarily due to cost reductions that were offset by legacy Wyeth operations and continued investment in the late-stage development portfolio. For full-year 2010, reported R&D expenses increased 20%, compared to full-year 2009, primarily due to the inclusion of legacy Wyeth operations for a full year in 2010 compared to a partial year in 2009, as well as continued investment in the late-stage development portfolio. Foreign exchange had a minimal impact on reported R&D expenses in both fourth-quarter 2010 and full-year 2010.

3. Other (Income)/Deductions - Net

($ in millions)	Fourth Quarter		Full-Year
	2010	2009	2010	2009
Interest income(a) Interest income	$(105)	$(126)	$(402)	$(746)
Interest expense(a)	460	464	1,799	1,233
Net interest expense	355	338	1,397	487
Royalty-related income	(184)	(101)	(579)	(243)
Net gain on asset disposals	(20)	(106)	(262)	(188)
Legal matters, net(b)	851	104	1,737	234
Certain asset impairment charges(c)	466	321	2,175	417
Gain related to ViiV Healthcare Limited(d)	-	(482)	-	(482)
Other, net	(168)	43	(130)	67
Other deductions-net	$1,300	$117	$4,338	$292
(a)

Interest expense increased for the full-year 2010 due to our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and $10.5 billion of senior unsecured notes on June 3, 2009, primarily related to the acquisition of Wyeth, as well as the addition of legacy Wyeth debt. Interest income decreased in 2010 due to lower interest rates coupled with lower average investment balances.

(b)

The fourth-quarter and full-year 2010 periods include additional charges of $620 million and $1.3 billion, respectively, for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

(c)	Amounts in 2010 include impairment charges of:

• $166 million in fourth-quarter 2010 and $1.8 billion for full-year 2010 related to intangible assets, including certain in-process research and development (“IPR&D”) intangible assets, that were acquired in connection with our acquisition of Wyeth. These impairment charges primarily resulted from our updated estimate of the fair value of these assets which was based upon updated forecasts, compared with their assigned fair values as of the Wyeth acquisition date, October 15, 2009. Our updated forecasts of net cash flows for the impaired assets reflect, among other things, the following: for IPR&D assets, the impact of changes to the development programs, the projected development and regulatory timeframes and the risk associated with these assets; for Brand assets, the current competitive environment and planned investment support; and, for Developed Technology Rights, an increased competitive environment; and

• $317 million in fourth-quarter and full-year 2010 primarily related to an intangible asset associated with our product Thelin, recorded as a result of our previously announced decisions to voluntarily withdraw Thelin in regions where it is approved and to discontinue clinical studies worldwide.

(d)

Represents a gain related to ViiV Healthcare Limited (ViiV), a joint venture with GlaxoSmithKline plc, which is focused solely on research, development and commercialization of Human Immunodeficiency Virus (HIV) medicines.

4. Effective Tax Rate

Reported

The Company recorded tax benefits in fourth-quarter 2010 and 2009.

During the fourth quarter of 2010, we reached a settlement with the U.S. Internal Revenue Service (IRS) related to issues we had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The IRS concluded its examination of the aforementioned tax years and issued a final Revenue Agent’s Report (RAR). The company has agreed with all of the adjustments and computations contained in the RAR. As a result of settling these audit years, we reduced our unrecognized tax benefits for fourth-quarter and full-year 2010 by approximately $1.4 billion and recorded a corresponding tax benefit. The fourth-quarter and full-year 2010 effective tax rates were also favorably impacted by approximately $600 million related to interest on these unrecognized tax benefits.

For fourth-quarter 2009, the effective tax rate on reported Income from continuing operations before provision for taxes on income was favorably impacted by a tax benefit of $556 million related to the sale of one of our biopharmaceutical companies, Vicuron Pharmaceuticals, Inc., as well as the jurisdictional mix of certain expenses incurred in connection with the Wyeth acquisition.

The effective tax rate on reported Income from continuing operations before provision for taxes on income for full-year 2010 was 11.9% compared to 20.3% for full-year 2009. The lower tax rate in full-year 2010 is primarily the result of:

  the aforementioned $1.4 billion reduction in unrecognized tax benefits and $600 million in interest on these unrecognized tax benefits, which were recorded as a result of the favorable tax audit settlement pertaining to prior years;
  $460 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities; and
  the tax impact of the charge incurred for asbestos litigation;

partially offset by:

  higher expenses, incurred as a result of our acquisition of Wyeth, and the mix of jurisdictions in which those expenses were incurred;
  the write-off of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from changes in the U.S. healthcare legislation enacted in March 2010 concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012; and
  the non-recurrence of a tax benefit of $174 million that was recorded in the third quarter of 2009 related to the final resolution of a previously disclosed settlement that resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, and the non-recurrence of the aforementioned $556 million tax benefit that was recorded in the fourth quarter of 2009.

Adjusted

The effective tax rate on adjusted income(1) decreased to 26.0% in fourth-quarter 2010 compared to 28.3% in fourth-quarter 2009, as a result of the extension of the U.S. research and development credit which was signed into law on December 17, 2010 as well as the change in the jurisdictional mix of earnings.

The effective tax rate on adjusted income(1) was 29.8% in full-year 2010 compared to 29.5% in full-year 2009. In addition to the aforementioned factors, the effective tax rate on adjusted income(1) for full-year 2010 was impacted by the write-off of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from changes in the U.S. healthcare legislation enacted in March 2010 concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, offset by $460 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

5. Reconciliation of 2011 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2011 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

Full-Year 2011 Guidance
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$17.1 - $17.9	~$2.16 - $2.26
Purchase Accounting Impacts of Transactions Completed as of 12/31/10	(4.7)	(0.59)
Acquisition-Related Costs	(1.9 - 2.2)	(0.25 - 0.28)
Non-Acquisition-Related Restructuring Costs(c)	(1.4 - 1.6)	(0.18 - 0.20)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$8.6 - $9.9	~$1.09 - $1.24
(a)	The current exchange rates assumed in connection with the 2011 financial guidance are the mid-January 2011 exchange rates.
(b)

Assumes the completion of the acquisition of all remaining shares of King Pharmaceuticals, Inc., but does not assume the completion of any other business-development transactions not completed as of December 31, 2010. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2010.

(c)

Amounts relate to actions to be taken in connection with our planned reduction in R&D spending, including our realigned R&D footprint. These amounts will be included in Certain Significant Items beginning in the first quarter of 2011.

6. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Targets to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Targets (a)

Full-Year 2012 Targets
($ in billions, except per share amounts)	Net Income(b), (c)	Diluted EPS(b), (c)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Targets	~$17.2 - $17.9	~$2.25 - $2.35
Purchase Accounting Impacts of Transactions Completed as of 12/31/10	(3.8)	(0.50)
Acquisition-Related Costs	(0.7 - 1.0)	(0.09 - 0.12)
Non-Acquisition-Related Restructuring Costs(d)	(0.3 - 0.4)	(0.03 - 0.05)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Targets	~$12.0 - $13.1	~$1.58 - $1.73
(a)	The current exchange rates assumed in connection with the 2012 financial targets are the mid-January 2011 exchange rates.
(b)

Assumes the completion of the acquisition of all remaining shares of King Pharmaceuticals, Inc., but does not assume the completion of any other business development transactions not completed as of December 31, 2010. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2010.

(c)

Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

(d)	Amounts relate to actions to be taken in connection with our planned reduction in R&D spending, including our realigned R&D footprint. These amounts will be included in Certain Significant Items.

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(1)

“Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended October 3, 2010, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of February 1, 2011. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates, and share-repurchase plans and dividend-rate targets that involves substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning or use future dates in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities, including, without limitation, the ability to meet anticipated clinical trial completion dates, anticipated regulatory submission and approval dates, and anticipated launch dates for product candidates; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, government investigations, consumer, commercial, securities, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that result from the enactment in August 2010 of the Education Jobs and Medicaid Assistance Act of 2010 and that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of weak global economic conditions and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to successfully implement our announced plans regarding the Company’s research and development function, including the planned exit from the Company’s Sandwich, U.K. site, subject to works council and union consultations, as well as our ability to realize the projected benefits of our acquisition of Wyeth and of our cost-reduction initiatives, including those related to the Wyeth integration and to our research and development function. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media:
Joan Campion, 212-733-2798
or
Investors:
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717